EXHIBIT 99.1

FOR IMMEDIATE RELEASE

          STRATEGY FIRST ACQUIRES THE ASSETS OF MALFADOR MACHINATIONS

                  ACQUISITION INCLUDES SPACE EMPIRES FRANCHISE,
                     THE PREEMINENT PC SPACE GAME PROPERTY

MONTREAL, CANADA, APRIL 4, 2006 Strategy First Inc., a wholly owned subsidiary of Silverstar Holdings Ltd. (Nasdaq: SSTR), announced today that it had acquired all of the intellectual property assets of Malfador Machinations of Santa Rosa, California. As part of the transaction, Aaron Hall, Malfador's president and CEO, has joined the Strategy First management team to direct the ongoing development of Malfador's successful Space Empires franchise under the Strategy First banner.

Founded in 1995, Malfador Machinations and Aaron Hall have achieved widespread industry recognition as the leading space genre game developer through the remarkable series of award-winning titles in the Space Empires franchise. The first four Space Empires games have garnered a cult following in the game community and have sold over 30,000 copies primarily through online distribution. The latest game in the series, Space Empires V, will be released in the next few months.

Clive Kabatznik, president and CEO of Silverstar Holdings, said, "This acquisition is a further step in fulfilling our strategy of becoming an owner of promising, profitable entertainment software and media companies. As a leading international game software publisher, Strategy First is ideally placed to identify promising game franchises that can add significant value for our shareholders."

"We have monitored the consumer acceptance of the Space Empires franchise since entering into an exclusive distribution and publishing agreement with Malfador in early 2005. The remarkable ongoing sales of existing games, and the tremendous built-up anticipation for the release of Space Empires V, give us confidence that the intellectual property we have acquired will have long term value as the preeminent space genre game franchise.

Mr. Kabatznik concluded, "This transaction is immediately accretive to earnings and we are pleased that Aaron Hall has joined our team. We will continue to seek and secure similar acquisition opportunities in the future."

"I'm absolutely delighted to be part of the Strategy First family," said Aaron Hall, president of Malfador Machinations. "They have already been helpful in positioning the Space Empires franchise going forward, and our combined talents will make this already successful property even stronger in the future."

"We're excited to add the Space Empires series to our library of award-winning titles which already includes the successful Jagged Alliance and Disciples franchises," said Don McFatridge, president of Strategy First. "We now have three popular franchises under active development, and we've gained the expertise of Aaron Hall, one of the industry's leading development luminaries."

ABOUT MALFADOR  MACHINATIONS
Malfador Machinations, founded in 1995, is a noted developer of PC strategy games. Its previous titles include "Space Empires II", "Space Empires III",
"Space  Empires IV",  "Space  Empires IV Gold",  "Dungeon  Odyssey",  and "Space
Empires: Starfury." Malfador Machinations' is based in Santa Rosa, CA. For more information on Malfador Machinations visit www.malfador.com.

ABOUT STRATEGY
FIRST Strategy First Inc., a wholly owned subsidiary of Silverstar Holdings (Nasdaq: SSTR), is a leading developer and worldwide publisher of entertainment software for the PC. Founded in 1990, the Company


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is well  known  for its  proprietary  groundbreaking  titles,  such as the award winning Disciples and Jagged Alliance series of games, which are both under continuing development. Simultaneously, Strategy First continues to publish many of the industry's major titles, winning numerous awards for games such as "Kohan: Immortal Sovereigns," "Steel Beasts," and "Galactic Civilizations." Recent offerings include top releases such as "S.C.S. - Dangerous Waters(TM)"
and  "Disney's  Aladdin  Chess   Adventures."  The  Company  provides  a  unique
alternative for independent developers seeking to market their games to a worldwide audience. www.strategyfirst.com

ABOUT SILVERSTAR  HOLDINGS
Silverstar Holdings Ltd. is a publicly traded company (Nasdaq: SSTR), focusing on acquiring controlling positions in high growth retail driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee-based NASCAR related and other fantasy sports games, Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.